EXHIBIT 2.1


1 April 2001
SHARE PURCHASE AGREEMENT

--------------------------------

between
All Shareholders and Warrantholders in Exbit Technology A/S

and
Vitesse Semiconductor Corporation


ESCROW:
Signed by Vitesse and delivered to the Sellers to be kept in escrow by Kromann Reumert on the condition that all Sellers shall have executed the Agreement by 1 April 2001 at 23.59 CET and that such execution shall be confirmed by Kromann Reumert by mail to Yatin Mody at Vitesse on "yatinm@vitesse.com" , to Mr Martin Wellington on "martin.wellington@dpw.com" , to Morten Skj0nnemand on "msk@gfklaw.dk" and to Olaf Ehrenskjold at "oce@gfklaw.dk"- failing which execution or confirmation this Agreement shall become null and void.

CONTENTS

1.          Preamble......................................................1
2.          Purchase and Sale of the shares...............................3
3.          Intentionally deleted.........................................4
4.          Relationship between the Sellers..............................4
5.          Consideration.................................................7
6.          Closing; Closing Date........................................17
7.          The sellers' Representations and Warranties..................18
8.          Vitesse's representations and warranties.....................19
9.          Covenants of the Sellers.....................................20
10.         Vitesse's covenants..........................................24
11.         Indemnification..............................................28
12.         Conditions Precedent to Closing..............................34
13.         Announcements................................................35
14.         Notices......................................................35
15.         Governing Law and Arbitration................................37
16.         Miscellaneous................................................38
17.         Appendices...................................................40

            SHARE PURCHASE AGREEMENT OF 1 April 2001

between All Shareholders in Exbit Technology A/S listed in Appendix 1 hereto (the "Shareholders") and all holders of warrants (rights to subscribe new shares) in Exbit Technology A/S listed in Appendix 1 (the "Warrantholders" and together with the Shareholders, the "Sellers")

and         Vitesse Semiconductor Corporation ("Vitesse")

            Concerning acquisition of 100 per cent of the share capital and other actual or potential ownership interests of Exbit Technology A/S, a company incorporated under the laws of the Kingdom of Denmark with its registered address at H0rkaer 18, 2730 Herlev, Denmark and with CVR no. 24224694 (the "Company")

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1.          Preamble


            WHEREAS, the Shareholders in aggregate own 100 per cent of the issued and outstanding shares of capital stock and voting rights of the Company;

            WHEREAS, the Warrantholders in aggregate own 100 per cent of the issued and outstanding warrants, which entitle the Warrantholder to subscribe new shares of the Company (the "Warrants"), and WHEREAS such Warrants shall be exercised and converted into new shares of the Company on or prior to Closing (as herein defined) (such new shares together with the shares of the Company owned by the Shareholders, the "Shares");

            WHEREAS, the Sellers desire to sell all of the Shares to Vitesse as hereinafter provided;

            WHEREAS, Vitesse desires to acquire all the Shares;

            WHEREAS, Vitesse shall in consideration of transfer of title to the Shares issue and deliver to the Sellers common stock of Vitesse listed on the Nasdaq stock exchange (the "Buyer Shares");

            WHEREAS, the Company has prior to the date of this Agreement in addition to the Warrants declared its intention to issue 13,300 new warrants (the "Intended Warrants") to the employees of the Company listed in Appendix 2 (the "Employees"), which as a consequence of this Agreement, will not be issued and in exchange of which Vitesse shall issue stock options, which give right to acquire 80,000 shares of common stock of Vitesse (the "Buyer Stock Options");

            WHEREAS, the parties recognize that Vitesse has a legitimate interest in establishing a mechanism that will induce those of the Sellers who are at the same time employees of the Company to maintain their positions with the Company after Vitesse's acquisition of the Company; and

            WHEREAS, Vitesse has been allowed to and has conducted a due diligence review of the Company's activities, assets and liabilities to its full satisfaction prior to the entering into of this Agreement, the results of which are reflected in this Agreement;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows.

2.          Purchase and Sale of the shares

2.1         Transfer of Shares

            Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Sellers shall sell, transfer, assign and deliver to Vitesse, and Vitesse shall purchase from each of the Sellers all of the Shares, consisting of (1) 1,080,000 shares of nominal DKK 1 each and (2) the shares, nominal DKK 11,700, that shall be issued by the Company pursuant to Clause 2.2.

2.2         Warrants

            On or before Closing, the Warrants as set out in Appendix 1 shall be exercised and the Warrantholders shall subscribe newly issued shares of the Company of nominal DKK 1 each whereupon such new shares shall be included in the transfer provided in Clause 2.1. The exercise of the Warrants and the Warrantholders' subscription of such new shares of the Company shall be made on the terms and conditions set out in Appendix 3.

2.3         Each Shareholder's transfer of Shares

            The number of Shares that each of the Sellers shall sell to Vitesse and that Vitesse shall purchase from each of the Sellers is set out in Appendix 1.

3.          Intentionally deleted


4.          Relationship between the Sellers

4.1         Part-taking in the consideration

            Each of the Sellers shall receive his/her/its proportional part of the Buyer Shares, cf. Clause 5.1, equal to his/her/its proportionate ownership of the total number of Shares transferred to Vitesse pursuant to this Agreement as further specified in Appendix 1, confer Clause 2.3. The cash amount provided for in Clause 5.1 shall be paid to i-data international a/s.

4.2         The Sellers' liability

            The Employee Shareholders (defined as all the Sellers except for i-data international a-s and Preben Knudsen Holding ApS) shall have no personal obligations to indemnify under this Agreement except
            (i) for indemnification for breach of such Employee Shareholder's obligation to deliver their Shares, respectively, free of any third party rights and (ii) as set out in Clause 11. The Sellers' liability under this Agreement shall be several and not joint. The Guarantee Escrow Accounts shall be established by each of i-data international a-s and Preben Knudsen Holding ApS (in proportion to their part of the Buyer Shares) for the benefit of Vitesse as a security for breach of any and all of the Sellers' representations and warranties set out in Clause 7 below. For the avoidance of doubt, i-data and Preben Knudsen Holding ApS' indemnity shall not be reduced due to the fact that i-data international a-s and Preben Knudsen Holding ApS receive less than 100 per cent of the Buyer Shares. Except as set out in Clause 9.3 and Clause 11.2, neither i-data international a-s nor Preben Knudsen Holding ApS shall be obliged to make indemnification in excess of or in any other manner than an obligation to transfer back to Vitesse the Buyer Shares that are placed in the Guarantee Escrow Accounts. Subject to Clause 11.6, i-data international a-s and Preben Knudsen Holding ApS shall not be entitled to set forth any claims against the Employee Shareholders for breach of the Sellers' representations and warranties set out in Clause 7 below.

4.3         Sellers' Representatives

            The Sellers and the Employees hereby designate each of Marianne Philip, Christian Lundgren or another partner of Kromann Reumert appointed by the foregoing to be the sole Sellers' Representatives' and to act as agents and attorneys-in-fact of each of them under this Agreement to the exclusion of any action by the sellers and Employees individually or jointly. The Sellers' Representatives shall vis-a-vis Vitesse have the authority to take such actions and exercise such discretion as is required of or permitted to the Sellers pursuant to this Agreement and any such actions shall be binding upon each of the Sellers, including but not limited to (1) to give and receive notices and communications, cf. Clause 14; (2) to receive service of process in connection with any Claims (as defined in Clause 11.1); (3) to authorize delivery to Vitesse of Buyer Shares in satisfaction of any Claims or to object to such delivery; (4) to perform the obligations and exercise, or refrain from exercising, the rights of the Sellers provided for herein, including the settlement of any Claims and disputes with Vitesse arising hereunder: and (5) to agree to any amendment to this Agreement which the Sellers' Representatives at their own discretion consider in the best interest of the Sellers'. The designation of the Sellers' Representatives can be revoked in writing by each of the Sellers at 7 days notice to Vitesse according to Clause 14 except that such revocation cannot take effect before Closing. Vitesse shall have the right to rely on all actions taken or omitted by the Sellers' Representatives pursuant to this Agreement, all of which actions and omissions shall be binding on each of the Sellers, as applicable, until the designation have been revoked, refer this Clause 4.3. Neither Vitesse nor the Sellers shall have any claim against the Sellers' Representatives (but only against the party so represented) for any action undertaken by them in their capacity of Sellers' Representatives.

5.          Consideration

5.1         Consideration for the Shares

5.1.1 In consideration of transfer of ownership of the Shares, Vitesse shall pay in cash at Closing $ 5,000 to i-data international a/s and Vitesse shall further issue to the Sellers 6,836,473 newly issued shares of common stock of Vitesse (the "Buyer Shares") which shall be transferred in full and released to the Sellers on Closing on the following terms.

5.1.1.1     Buyer Shares to be released at Closing

            At Closing 2,505,418 Buyer Shares shall be transferred and released to accounts nominated by each of the Sellers in the following fractions: 1,880,161 Buyer Shares shall be released to i-data international a-s; 197,912 Buyer Shares shall be released to Preben Knudsen Holding ApS and 427,345 Buyer Shares shall be released to the Employee Shareholders in proportion to their number of Shares, as set out in Appendix 1. The Buyer Shares released to i-data international a-s are to be simultaneously pledged in favour of Danske Bank A/S.

5.1.1.2     Earnout Escrow Account

5.1.1.2.1 At Closing Vitesse shall transfer 2,390,793 Buyer Shares into escrow accounts (the "Earnout Escrow Accounts") in Amagerbanken in the name of each of the Sellers (divided among the Sellers based on their proportional part of the Shares). i-data international a-s' rights in relation to the Buyer Shares placed in its Earnout Escrow Account are to be assigned by way of security to Danske Bank A/S which arrangement shall fully respect and not in any way prejudice or limit the effect of the provisions of or pertaining to such Earnout Escrow Account and Vitesse's rights hereunder. Vitesse has the right to purchase the following number "S" of the Buyer Shares from the Earnout Escrow Accounts at a price of 0.01 USD per Buyer Share as set out below in this Clause 5.1.1.2.1, such purchase right only to be exercised by Vitesse during the period set out in Clause 5.1.1.2.3. In the following "R" is defined as the realised gross product revenues (not taking into account any set off, bonuses or similar discounts) within the Vitesse Group (which include Vitesse, the Company and majority owned subsidiaries of these companies) consisting of all gross product revenues arising from the Vitesse Group in the calendar years 2001 (including the Company's gross product revenues from the commencement of the calendar year 2001 until Closing) and 2002 for chips and silicon products (in USD) incorporating - wholly or partly - the Company's intellectual property rights, cf. below (R should further be calculated in accordance with Appendix 5):

            1. If R is less than 30.0 million USD then S = 2,390,793;

            2. If R is greater than or equal to 30.0 million USD, but less than or equal to 90.0 million USD then S should be calculated pursuant to the following formula:

               S = 2,390,793 - (2,390,793*R/90,000,000);

            3. If R is greater than 90.0 million USD then S = 0.

            R shall include product revenue from chip sets from the Company's existing products and any enhancements or further developments thereof . R shall further include revenues from (1) products currently under development with the Company as executed by the Company's employees, (2) products currently defined in the Company's "roadmap" (as set forth in Appendix 5A) implemented by the Company's employees or by any other Vitesse or outside resource, and (3) products on Vitesse Group's development roadmap that include the Company's IP rights and are developed by the Company's employees. Products in Vitesse Group's development roadmap that include the Company's IP rights and are developed by Vitesse or outside resources shall not be included in R unless an identical or materially similar device is currently on the Company's product roadmap. Specifically, the VSC7xxx (Meigs core, PHY and OIF) product currently in development at Vitesse is excluded from R. The Parties agree that they shall from time to time discuss in good faith any amendments to the list of products that shall be taken into consideration when calculating R on the basis of development of the Company's business and competences.

5.1.1.2.2 If Vitesse prior to the end of the calendar year 2002 dispose of IP rights or products that according to the foregoing are to be included in R, then the revenue generated from licence fees and royalties recognised by the Vitesse Group shall be included 100 percent in R. The Vitesse Group shall abstain from pricing such products and IP rights below fair market value and if such pricing below fair market value is being done then for the purpose of this Clause and the calculation of R, such sales or revenues shall be included based on a fair market value. For the avoidance of doubt the foregoing sentence does not apply to the ordinary course volume discounts or pricing adjustments to meet market conditions. If the Vitesse Group enters into license agreements or similar agreements giving third parties a right to sell products to be included in R, as described in Clause 5.1.1.2.1, (such third party hereinafter referred to as "TP"), then the revenue to the Vitesse Group from such agreements ("RTP") should be included in R with a value ("V") equivalent to the TP's gross revenue from sale of such products at fair market value. However, in the above calculation, V cannot be greater than two times RTP. If Vitesse is prior to the end of the calendar year 2002 is being sold to a third party the Buyer Shares placed in the Earnout Escrow Accounts shall immediately and without any restrictions be released to the Sellers in proportion to the number of Buyer Shares each of them has contributed to such Account.

5.1.1.2.3 As soon as practicable but no later than 4 weeks after the end of the calendar year 2002 Vitesse shall deliver to the Sellers a statement of R (including a calculation of R in accordance with the definition of R above and otherwise in accordance with the accounting principles set out in Appendix 5) (the "Statement") based on the Vitesse Group's audited accounts for the accounting years 1 October 2000 to 30 September 2001 and 1 October 2001 to 30 September 2002 and the financial statements submitted to the SEC for the last quarter of 2002. No later than 2 weeks after receipt of the Statement the Sellers shall confirm in writing that they accept the statement or be entitled to request an audit of the Statement (the "Audit"). The Audit includes that the Sellers appoint an independent accountant, who shall have full access to the relevant parts of the Vitesse Group's books and records within 2 weeks after the Sellers written request for an Audit in order to verify the Statement and/or calculate R in accordance with the definition of R set out above and Appendix 5. The Audit shall be concluded and the Sellers shall set forth any request for changes in R within 4 weeks after such independent accountant has been provided with full access to the Vitesse Group's books and records. If a dispute concerning the calculation of R is not settled finally by mutual agreement within 2 months after the conclusion of the Audit, the Sellers are entitled to refer the dispute to arbitration in accordance with Clause 15 of this Agreement. Vitesse has the right to purchase S number of Buyer Shares from the Earnout Escrow Account in accordance with Clause 5.1.1.2.1 for a period of 2 weeks after an agreement has been reached with respect to R or the dispute concerning R has been finally settled by arbitration. Failure by the Sellers to request an Audit of the Statement within 2 weeks of receipt shall be deemed to be an approval of the Statement. The same shall apply to failure by the Sellers to set forth requests for changes in R within 4 weeks after full access has been granted to the relevant parts of the Vitesse Group's books and records.

5.1.1.2.4 No later than 4 weeks after the end of the calendar year 2002 the number of Buyer Shares that can be released pursuant to the Statement, shall be released to the Sellers based on their proportional number of Buyer Shares placed in the Earnout Escrow Account. Immediately after termination of the 2 week-period, in which Vitesse can repurchase Buyer Shares from the Earnout Escrow Accounts in accordance with Clause 5.1.1.2.3, the remaining Buyer Shares in the Earnout Escrow Accounts shall be released to the Sellers based on their proportional number of Buyer Shares placed in the Earnout Escrow Accounts. The release of Buyer Shares from the Earnout Escrow Account to i-data international a-s and Preben Knudsen Holding ApS shall be without further restrictions. The release to the Employee Shareholders shall be subject to Clause 5.1.1.3.

5.1.1.2.5 The terms and conditions of the Earnout Escrow Accounts which shall be governed by one single agreement and the release of the Buyer Shares from the Earnout Escrow Accounts are further specified in Appendix 6.

5.1.1.3     Employee Earnout Escrow Account

            The Buyer Shares released to the Employee Shareholders from the Earnout Escrow Account shall be transferred into new escrow accounts (the "Employee Earnout Escrow Accounts") in Amagerbanken in the name of each of the Employee Shareholders in proportion to their part of the Shares. The Buyer Shares in the Employee Earnout Escrow Accounts shall be released to an account nominated by each Employee Shareholder monthly (on the last business date of such month) during the period 1 January - 31 December 2003 with 1/12 per month except that if the first release takes place later than 31 January 2003, then the first release shall be increased with any Buyer Shares which should have been released to the Employee Shareholder prior to such date on the basis for the foregoing scheme with 1/12 of the Buyer Shares being released each month. If the Employee Shareholder terminates his employment agreement or the employment is terminated by Vitesse or the Company due to the Employee Shareholder's material breach of the employment contract (except in case of the Employee Shareholder's death or permanent disability beyond the reach of the Employee Shareholder, in which case Vitesse has no right to purchase the Buyer Shares in such Employee Shareholder's Employee Earnout Escrow Account) Vitesse has the right to purchase the remaining part of that Employee Shareholder's Buyer Shares placed in the said Employee Shareholder's Employee Earnout Escrow Account at a rate of USD 0.01 per share within 14 days of the termination of the employment contract (meaning the last day for which the Employee Shareholder receives salary from the Company). The terms and conditions of the Employee Earnout Escrow Accounts and the release of the Buyer Shares from the Employee Earnout Escrow Accounts shall be set forth in a single agreement and are further specified in Appendix 7.

5.1.1.4     Guarantee Escrow Account

            At Closing 230,897 Buyer Shares (which shall be deemed contributed by i-data international a-s and Preben Knudsen Holding ApS in proportion to their fraction of Buyer Shares released pursuant to Clause 5.1.1.1) shall be paid into two separate escrow accounts with Danske Bank (the "Guarantee Escrow Agent") under one escrow agreement on the main terms and conditions set out in Appendix 8 in the name of i-data international a-s and Preben Knudsen Holding ApS, respectively (such escrow accounts are hereinafter together named the "Guarantee Escrow Accounts" and the escrow account in the name of i-data international a-s shall be referred to as "Guarantee Escrow Account 1" and the escrow account in the name of Preben Knudsen Holding ApS shall be referred to as "Guarantee Escrow Account 2"). The 230,897 Buyer Shares shall be transferred to and divided in Guarantee Escrow Account 1 and 2 pursuant to i-data international a-s' ApS and Preben Knudsen Holding ApS' proportional part of the Buyer Shares. The Guarantee Escrow Accounts shall provide security for claims of Vitesse against each or all of the Seller(s) arising out of this Agreement, including claims of indemnification for breach of the Sellers' representations and warranties. i-data international a-s' rights in relation to the Buyer Shares placed in Guarantee Escrow Account 1 are to be assigned by way of security to Danske Bank A/S which arrangement shall fully respect and not in any way prejudice or limit the effect of the provisions of or pertaining to such Guarantee Escrow Account 1 and Vitesse's rights hereunder. The Buyer Shares placed in the Guarantee Escrow Account 1 shall be released to i-data international a-s and the Buyer Shares placed in the Guarantee Escrow Account 2 shall be released to Preben Knudsen Holding ApS 12 months after Closing unless Vitesse has prior to such date notified i-data international a-s and Preben Knudsen Holding ApS of any Claim against the Sellers in accordance with this Agreement. The terms and conditions of the Guarantee Escrow Accounts and the release of the Buyer Shares from the Guarantee Escrow Accounts shall be set forth in a single agreement and are further specified in Appendix 8.

5.1.1.5     Retention Escrow Account

            At Closing 1,709,365 Buyer Shares shall be paid into escrow accounts ("Retention Escrow Accounts") in Amagerbanken in the name of each of the Employee Shareholders in proportion to their part of the Buyer Shares. The Buyer Shares in the Retention Escrow Accounts shall be released without further restrictions monthly over a 3 year period (with 1/36 per month, the first release occurring on the last day of the month following the Closing Date) on a proportional basis to an account nominated by each Employee Shareholder. If the Employee Shareholder terminates his employment agreement or the employment is terminated by Vitesse or the Company due to material breach of the employment contract (except in case of the Employee Shareholder's death or permanent disability, in which case Vitesse has no right to receive such Employee Shareholder's Buyer Shares in the Retention Escrow Account) Vitesse has the right to purchase the remaining Buyer Shares in such Employee Shareholder's Retention Escrow Account at a rate of USD
            0.01 within 14 days of the termination of the employment contract. The terms and conditions of the Retention Escrow Accounts and the release of the Buyer Shares from the Retention Escrow Accounts shall be set forth in a single agreement and are further specified in Appendix 9.

5.2         The Buyer Shares placed in the escrow accounts pursuant to Clause
            5.1.1.2 - 5.1.1.5 shall provide the Sellers with same rights as other Vitesse common stock, including but not limited to voting rights, rights to receive dividend and additional shares in case of share splits etc. Any dividend less withholding or similar taxes, additional shares received by the Sellers on the Buyer Shares in the escrow accounts shall be placed in such escrow accounts (or related escrow accounts) and released in accordance with the foregoing in the same proportion, at the same time and on the same terms and conditions as the Buyer Shares to which they relate.

5.3         Vitesse Stock Options

            In addition to the Buyer Shares and in consideration for the Intended Warrants Vitesse shall issue stock options to acquire 80,000 Vitesse common stock to Employees set out in Appendix 2. The Buyer Stock Options shall be issued on Vitesse standard terms set out in Appendix 10 at an exercise price (strike price) equivalent to DKK 79,84 per share Vitesse common stock using an average of the exchange rate USD/DKK (using the Danish National Banks weighted average) for 5 consecutive days immediately prior to Closing.

6.          Closing; Closing Date

6.1 The closing ("Closing") of the transactions provided for in this Agreement shall take place at such time, date and place as may be mutually agreed upon by Vitesse and the Sellers (the day of the Closing is also referred to herein as the "Closing Date".) The Closing shall take place as promptly as practicable after all conditions contained in this Agreement to be satisfied prior to the Closing shall have been satisfied or waived. However, the Closing shall take place no later than five business days after the Sellers have received approval acceptable to the Sellers from the Danish tax authorities that the "share for share" exchange is tax exempt according to Danish law, refer Clause 12.2.3 (subject to the others conditions in Clause 12 hereof being fulfilled or waived at such date). The Sellers shall do everything within their power to obtain the approval (including to pursue such approval without undue delay and not withdraw the application for such approval without Vitesse's prior approval). Vitesse shall be granted full insight into the application and the correspondence with the tax authorities. However, should such conditions not be fulfilled or waived on 31 May 2001, this Agreement may be terminated by Vitesse or the Sellers (the Sellers acting only through the Sellers' Representatives) by giving written notice to the other party and without either of the parties incurring any further liability towards the other party.

7.          The sellers' Representations and Warranties

7.1         Representations and warranties

            As of the date of this Agreement and as at the Closing Date the Sellers make the representations (in Danish: "erklaeringer") and warranties (in Danish: "garantier") set out in Appendix 11 to Vitesse.

7.2         Sellers' Knowledge

            For the purpose of this Clause 7, the phrase "Sellers' Knowledge", or terms of similar meaning used in Appendix 11 shall include the knowledge of the current Board of Directors of the Company, Ole Andersen and Niels Ulrik Ottesen, including such knowledge which the aforementioned persons ought to have been aware of in the reasonable exercise of their duties as managers and directors of the Company and after having made all necessary investigations and inquiries with respect to the subject matter of the issues covered by this Agreement.

7.3         General

7.3.1 The Sellers' representations and warranties shall be subject only to the general and specific disclosures made herein and in the schedules attached hereto, including but not limited to the Disclosure Schedule set out in Appendix 12 to the extent such matters have been fully and fairly disclosed.

7.3.2 The Sellers make no other representations and warranties to Vitesse other than those set out in Appendix 11, whether implied or arising out of law or otherwise.

7.3.3 Vitesse acknowledges that it has been invited to ask questions and obtain information relating to the affairs and position of the Company and that all such questions have been answered.

8.          Vitesse's representations and warranties

8.1         Representations and warranties

            As of the date of this Agreement and as at the Closing Date Vitesse makes the representations (in Danish: "erklaeringer") and warranties (in Danish: "garantier") set out in Appendix 13 to the Sellers.

8.2         Vitesse's Knowledge

            For the purpose of this Clause 8.1, the phrase "Vitesse Knowledge", or terms of similar meaning used in Appendix 13 shall include the knowledge of the persons identified in Appendix 14, including such knowledge which the aforementioned persons ought to have been aware of in the reasonable exercise of their duties as managers, directors and/or employees of Vitesse and after having made all necessary investigations and inquiries with respect to the subject matter of the issues covered by this Agreement.

            The Sellers acknowledge that they have been invited to ask questions and obtain information relating to the affairs and position of Vitesse and that all such questions have been answered.

8.3         General

8.3.1 Vitesse's representations and warranties shall be subject only to the general and specific disclosures made herein and in the schedules attached hereto.

8.3.2 Vitesse makes no other representations and warranties to the Sellers other than those set out in Appendix 13, whether implied or arising out of law or otherwise.

9.          Covenants of the Sellers

            The Sellers covenant and agree with Vitesse as follows:

9.1         Undertakings not to compete

            At Closing each of the Sellers listed in Appendix 15 delivers signed non-compete clauses on the terms set out in Appendix 15.

9.2         Deliveries at Closing

            At Closing, the Sellers shall deliver, or cause to be delivered, to Vitesse the following:

9.2.1       Shares certificates

            Certificates representing the Shares duly endorsed in blank (or with a stock power duly endorsed in blank and affixed to such certificate(s)), in proper form for transfer, free and clear of all options, liens, claims, charges, restrictions, equities and other encumbrances of any nature whatsoever.

9.2.2       Accuracy of representations and warranties; performance of covenants

            A certificate dated the Closing Date and signed by Sellers' Representatives, cf. Clause 4.3, to the effect that the representations and warranties made by the Sellers in this Agreement are in all material respects true and correct as of the Closing Date, and that the Sellers have duly performed or complied with all of the obligations to be performed or complied with by them under the terms of this Agreement on or prior to Closing.

9.2.3       Registration Rights Agreement

            The registration rights agreement set out in Appendix 16 duly signed by the Sellers.

9.3         Extraordinary general assembly in the Company

            The Shareholders shall cause an extra-ordinary general assembly to be held in the Company at Closing where the following decisions shall be rendered:

9.3.1       Election of new members of the Board of Directors

            The current members of the Board of Directors appointed by the Company's shareholders shall resign at Closing and Vitesse shall appoint new members of the Board of Directors of the Company. The Shareholders shall deliver to Vitesse at Closing a written statement from the members of the Company's Board of Directors that will resign at Closing confirming that the resigning members do not in their capacity as former members of the Board of Directors have any unfulfilled claims against the Company.

9.4         Non-Competition

9.4.1 Each of i-data international a-s and Preben Knudsen Holding ApS (together the "Restricted Parties") undertake in favour of both Vitesse and the Company for a period of 2 years after Closing not to carry out any commercial activity anywhere in the world which competes or might compete with the gigabit and 10-gigabit Ethernet Switching Silicon activities of the Company as of the date referred to above or to actively seek to solicit or hire any current or future employee of the Company without the prior written consent of Vitesse, or in any way to cause such employees to leave the Company.

9.4.2 Clauses 11.3.5 and 11.4 of this Agreement shall not apply to violations of this Clause 9.3.

9.5         Period from signing until Closing

9.5.1 During the period from the signing of the Agreement until Closing, the Sellers shall procure that the Company will not without Vitesse's prior written consent (not to be unreasonably withheld):

9.5.1.1 Cancel, amend or otherwise change any existing and/or enter into new material contracts or commitments (including employment contracts with Sellers who are employed with the Company), save as is necessary to comply with or is expressly provided for in this Agreement and save in accordance with the ordinary course of business of the Company;

9.5.1.2 Undertake any actions or obligations or give up any rights concerning the Company or its businesses save in accordance with the ordinary course of business of the Company;

9.5.1.3 Make any alterations in the Articles of Association or other constituent documents of the Company or distribute or decide to distribute any dividends to the Shareholders;

9.5.1.4 Undertake or abstain from any actions that would result in the Sellers not being able to fulfil their obligations according to this Agreement, whether or not the effects thereof occur prior to or subsequent to Closing.

9.5.2 Until Closing, Vitesse shall be kept fully informed about the Company's business on an ongoing basis. Any and all questions and requests for information set forth by Vitesse shall be answered swiftly, fully and correctly.

10.         Vitesse's covenants

            Vitesse covenants and agrees with the Sellers as follows:

10.1        Deliveries at Closing

            At Closing, Vitesse shall deliver, or cause to be delivered, to each of the Shareholders and Warrantholders (or the Sellers' Representatives, as applicable), the following:

10.1.1      Buyer Shares and cash payment to i-data international a-s

            Documentation satisfactory to the Sellers that Vitesse has issued and delivered the Buyer Shares in favour of each of the Sellers, cf. Clause 5.1 and 4.1, in accordance with Vitesse's corporate documents and applicable laws, that such Buyer Shares have been listed on the Nasdaq stock exchange together with Vitesse's other shares of common stock and that the Buyer Shares have been transferred to the Sellers in accordance with Clause 5.1. In addition Vitesse shall effect payment of the cash consideration provided for in Clause 5.1 to i-data international a-s to a bank account nominated by i-data international a-s.

10.1.2      Vitesse Stock Options

            Documentation reasonably satisfactory to the Employees that Vitesse has issued the Buyer Stock Options in favour of each of the Employees, cf. Clause 5.3 in accordance with Vitesse's corporate documents and applicable laws. As soon as practicable after the Closing, the Buyer Shares subject to Buyer Stock Options shall be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form.

10.1.3      Legal opinion

            A legal opinion from Vitesse's in-house counsel reasonably satisfactory to the Sellers and the Employees evidencing that the Buyer Shares have been duly authorised, validly issued, fully paid and are non-assessable and that the Buyer Stock Options have been duly authorised and validly issued in favour of each of the Sellers and the Employees, respectively cf. Clause 5.1 and 5.2, in accordance with Vitesse's corporate documents and applicable laws.

10.1.4 Accuracy of representations and warranties; performance of covenants

            A certificate dated the Closing Date and signed by duly authorized representatives of Vitesse to the effect that the representations and warranties made by Vitesse in this Agreement are in all material respects true and correct as of the Closing Date, and that Vitesse has duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

10.1.5      Repayment of loan

            Cause the loan granted by i-data international a-s to the Company in the amount of DKK 13 mio. (exclusive of interests) to be repaid to i-data international a-s by the Company.

10.1.6      Registration Rights Agreement

            The registration rights agreement set out in Appendix 16 duly signed by Vitesse.

10.1.7      Appendix 18

            Undertake the actions provided for in Appendix 18.

10.2        No intention to sell the Company

            By the signing of this Agreement, and with a view for the share-for-share exchange to be tax free, cf. Clause 12.2.3 below, Vitesse confirms that it has no intention of disposing of the Company, in whole or in part, prior to the third anniversary of Closing. Vitesse covenants and agrees to comply with any other reasonable conditions that may be stipulated by the Danish tax authorities in their grant of the permission provided for in Clause 12.2.3, provided that such conditions do not have a material adverse effect upon Vitesse.

10.3        Preparation of Registration Statement

            Vitesse covenants and agrees that, commencing with the execution of this Agreement, it will (i) use its best efforts to file a preliminary prospectus on Form 3 (or any successor form) covering all the Buyer Shares with the Securities and Exchange Commission prior to the Closing and (ii) use its commercially reasonable efforts to cause such registration statement on Form S-3 (or any successor form) covering all the Buyer Shares to be declared effective within 15 days of the Closing but in no event more than 45 days after the Closing.

11.         Indemnification

11.1        Indemnification for Claims

            From and after the date of this Agreement, each of on the one side the Sellers and on the other side Vitesse (the "Indemnifying Party") covenants and agrees to reimburse, defend and indemnify and hold the other party (the "Claimant") harmless from, against and in respect of any and all damage, loss, liability or deficiency incurred by the Claimant resulting from or arising out of, in whole or in part, directly or indirectly, any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement of the Indemnifying Party under this Agreement (the "Claim(s)") subject to the limitations set out in this Clause 11.

11.2        Exclusive remedy

            Except that claims by Vitesse for breach of clauses 2, 3.1, 5 and 6 of Appendix 11 shall not be subject to any limitations in amount or time according to this Agreement and shall be claimable by Vitesse against all Sellers (severally and not jointly) irrespective of the arrangements relating to the Guarantee Escrow Accounts and except for breach of Clause 9.3 the parties agree that the remedies provided in this Clause 11 shall be the exclusive remedy of the parties with respect to any breach of any representation, warranty, covenant or agreement of the parties contained in this Agreement.

11.3        Method of asserting claims, etc.

11.3.1      Notification of Claims

            The Claimant shall as soon as possible after becoming knowledgeable thereof notify the Indemnifying Party of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to a Claim by it against the Indemnifying Party under this Clause 11 hereof, stating the nature, basis and (to the extent known) amount thereof. In case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which the Indemnifying Party may have liability under the indemnity contained in this Clause 11, the Indemnifying Party shall be entitled to participate therein, and to assume the defense thereof with legal counsel reasonably satisfactory to the Claimant. The parties will render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any such suit, claim or proceeding. The Claimant will not make any settlement of any claim which might give rise to liability of the Indemnifying Party under the indemnities contained in this Clause 11 without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying Party shall desire to effect a bona fide compromise or settlement of any such suit, claim, or proceeding and the Claimant shall unreasonably refuse to consent to such compromise or settlement, then the Indemnifying Party's liability under this Clause 11 with respect to such suit, claim or proceeding shall be limited to the amount so offered in compromise or settlement together with all legal and other expenses which may have been incurred prior to the date on which the Claimant refused to consent to such compromise or settlement. In all events, the Claimant shall assign or caused to be assigned to the Indemnifying Party all right, title and interest in any Claim against others, which is indemnified by the Indemnifying Party hereunder.

11.3.2      Settlement of Claims against the Sellers

            Subject to clause 11.2, all Claims pertaining to breach of the Sellers' warranties set out in Clause 7 above to be indemnified by the Sellers shall be indemnified exclusively by i-data international a-s and Preben Knudsen Holding ApS, and shall be settled by delivering to Vitesse such number of Buyer Shares from the Guarantee Escrow Accounts in accordance with Clause 11.4, (rounded down to the nearest whole number of Buyer Shares), which calculated on the basis of the closing price on the Closing date at the Nasdaq stock market of Vitesse's common stock and converted according to the exchange rate on such date represent an aggregate value equal to the Claim or, at i-data international a-s and Preben Knudsen Holding ApS discretion to be exercised on settlement of the Claim in cash on a 1 DKK - 1 DKK basis provided, however, that exercise of the option to effect payment in cash shall be notified to Vitesse and the Guarantee Escrow Agent together with the payment instruction and the cash payment must be deposited with the Guarantee escrow Agent no later than one business day thereafter (following the procedure set out in Appendix 8) - failing which notice or deposit, the cash option shall be deemed to have been waived and the Guarantee Escrow Agent shall automatically release the relevant amount of Buyer Shares. For the avoidance of doubt the amount to be indemnified in accordance with the foregoing shall be computed on a 100 per cent basis, meaning that i-data international a-s and Preben Knudsen Holding ApS shall also make indemnification for the Employee Shareholders' proportionate part of the Claim.

11.3.3      Settlement of Claims against Vitesse

            All Claims to be indemnified by Vitesse shall be settled in cash on a 1 DKK - 1 DKK basis.

11.3.4      Mitigation of losses

            The Claimant shall and shall cause any undertaking it controls to mitigate any and all losses to the extent a buyer would be under an obligation to mitigate losses under Danish law. Any losses shall be eliminated or reduced by any insurance payments and tax savings relating to such losses and, in respect of losses to be indemnified by the Sellers, by any provisions or reserves made in the Company's Financial Statements specifically related thereto and not required for any other purpose for which such provisions or reserves were also made.

11.3.5      Only direct losses

            The losses to be indemnified hereunder shall only include the Claimant's direct losses, and shall not extend to any indirect or consequential losses, including but not limited to loss of profits or goodwill. Notwithstanding the generality of the foregoing, the indemnity shall extend to all costs and expenses (including reasonable attorney's fee) incurred by the Claimant in connection with a Claim.

11.4        Limitations in Sellers' obligation to make indemnification

11.4.1 Except for breach of warranties 2, 3.1, 5 and 6 of Appendix 11 and Clause 9.3 no Claims shall be payable by the Sellers, unless the aggregate amounts for indemnification exceed DKK 5,000,000, but then for the full amount.

11.4.2 Except as set out in Clauses 9.3 and this Clause 11, neither i-data international a-s nor Preben Knudsen Holding ApS shall be obliged to make indemnification in excess of an obligation to transfer back to Vitesse the Buyer Shares that are placed in the Guarantee Escrow Accounts, cf. Clause 5.1.1.4. As between i-data international a-s and Preben Knudsen Holding ApS any amount of indemnification and transfer of Buyer Shares placed in Guarantee Escrow Accounts to Vitesse in accordance with this Clause 11.4 shall be transferred from Guarantee Escrow Account 1 and 2 to Vitesse in proportion to the number of Buyer Shares in Guarantee Escrow Account 1 and 2, respectively.

11.4.3 Subject to Clause 11.2 and 11.6 the Employee Shareholders shall have no obligation under this Agreement to indemnify Vitesse, except to deliver their Shares, respectively, to Vitesse at Closing free of any third party rights. Subject to Clause 11.2 and 11.6 i-data international a-s and Preben Knudsen Holding ApS shall not be entitled to set forth any claims against the Employee Shareholders for breach of the Sellers' representations and warranties set out in Clause 7.

11.5        Survival of representations and warranties

            The Parties' obligation to make indemnification for breach of the representations and warranties set out in this Agreement shall survive the Closing for 12 months, except in the case of breach of the representations and warranties set out in Appendix 11, Clause 10 (taxes), in which case the obligation to make indemnification shall irrespective of the release of the Guarantee Escrow Accounts remain in force for the statutory periods provided for in applicable laws plus 20 working days.

11.6        Willful misconduct

            Any limitations in the obligation of the Sellers or Vitesse to make indemnification contained in this Agreement shall not apply in any cases of willful misconduct.

12.         Conditions Precedent to Closing

12.1        Vitesse's Conditions Precedent

            The following terms shall be conditions precedent to the Closing on part of Vitesse:

12.1.1      Fulfilment of the covenants provided for in Clause 9.1

12.1.2 There shall have been no material adverse change since the date hereof and through the Closing Date in the conditions (financial or otherwise), earnings, assets or business of the Company.

12.1.3 Any necessary consents from competent authorities having been obtained (not including the Danish tax authorities approval of a tax free "share for share" exchange, refer Clause 12.2.3.

12.2        The Sellers' Conditions Precedent

            The following terms shall be conditions precedent to the Closing on part of the Sellers:

12.2.1      Fulfilment of the covenants provided for in Clause 10.1.

12.2.2 There shall have been no material adverse change since the date hereof and through the Closing Date in the conditions (financial or otherwise), earnings, assets or business of Vitesse.

12.2.3 Any necessary consents from competent authorities having been obtained (including approval acceptable to the Sellers from the Danish tax authorities that the "share for share" exchange is tax exempt according to Danish law).

13.         Announcements

            Neither the Sellers, the Employees or the Company nor Vitesse will issue any press release or any other public statement without a prior written consent of Vitesse, i-data international a-s and the Company. The Parties agree to keep secret towards third parties the content of this Agreement, except to the Danish tax authorities or as otherwise required by law or by applicable stock exchange rules in which case they agree to consult with each other prior to making any such announcements.

14.         Notices

            All notices, consents, waivers or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date delivered personally or sent by telefax or seven (7) business days after the same shall be deposited in the mails, registered or certified first-class mail, return receipt requested, postage prepaid, or sent by recognised overnight courier service, as follows:

            If to Vitesse:         Mr Yatin Mody, Vice President
                                   Vitesse Semiconductor Corporation
                                   741 Calle Plano
                                   Camarillo, CA 93012
                                   Telefax +1 805 388 7565

                                   With a copy to

                                   Mr Francis S. Currie
                                   Davis Polk & Wardwerll
                                   1600 El Camino Real
                                   Menlo Park, CA 94025
                                   Telefax +1 650 752 2111

                                   and to:

                                   Mr Morten Skjonnemand
                                   Gorrissen Federspiel Kierkegaard
                                   H.C. Andersens Boulevard 12
                                   1553 Copenhagen V
                                   Telefax +45 33 41 41 33

            or to such other person or address as Vitesse may designate in writing.


            If to the Sellers: Kromann Reumert, Radhuspladsen 14, DK 1550
                               Copenhagen att. Marianne Philip and/or Christian Lundgren (or any other Sellers' Representatives that may be appointed in accordance with Clause 4.3).

            If to the Employees: Kromann Reumert, Radhuspladsen 14, DK 1550
                                 Copenhagen att. Marianne Philip and/or
                                 Christian Lundgren (or any other Sellers'
                                 Representatives that may be appointed in accordance with Clause 4.3).

            or to such other person or address as the Sellers/the Employees may designate in writing.

15.         Governing Law and Arbitration

15.1        Governing Law

            This Agreement shall be governed by the laws of the Kingdom of Denmark.

15.2        Arbitration

            Any dispute arising out of or relating to this Agreement or the transactions contemplated hereby shall be finally settled by the Copenhagen Court of Arbitration (Copenhagen Arbitration) in accordance with "Det Danske Voldgiftsinstituts regler for behandling af sager ved Den Almindelige Voldgiftsret i Danmark" (the Danish tribunal rules for deducting arbitration matters at the Arbitration Tribunal in Denmark). The Court of Arbitration shall be composed of three arbitrators. Each Party shall appoint one arbitrator (the Sellers and the Employees together constituting one party) and the two arbitrators shall appoint the third arbitrator who shall be the chairman of the Court of Arbitration. In the absence of appointment by a Party within 30 days of having received notice of the request for arbitration, such arbitrator shall be appointed by Copenhagen Arbitration. The Court of Arbitration shall distribute both Parties' full cost in respect of reasonable attorney's fee and the costs of the Court of Arbitration in whichever portion the Court find fair and reasonable. The language of the proceedings shall be English unless otherwise agreed between the Parties.

16.         Miscellaneous

16.1        Expenses

            Each party shall carry its own expenses and fees in connection with preparing , negotiating and entering into this Agreement.Vitesse shall undertake to pay any fees to Salomon Brothers International Limited, doing business as Schroder Salomon Smith Barney, , Kromann Reumert, Sherman & Sterling, Pedersen & Jantzen and KPMG C. Jespersen.

16.2        Changes

            This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all parties hereto. However, any party may waive any condition to its obligations hereunder.

16.3        Counterparts

            This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

16.4        Headings

            Descriptive headings herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

16.5        Assignment

            This Agreement shall be binding on the parties hereto, their successors and heirs.

17.         Appendices

            1. List of Shareholders, Warrantholders, Warrants and allocation of
               Shares.

            2. List of Employees.

            3. Terms of exercise of Warrants.

            4. Deleted.

            5. Accounting principles for calculation of R.

            5.a The Company's roadmaps.

            6. Terms of Earnout Escrow Account Agreement.

            7. Terms of Employee Earnout Escrow Account Agreement.

            8. Terms of Guarantee Escrow Account Agreement.

            9. Terms of Retention Escrow Account Agreement.

            10. Standard terms of Vitesse's Stock Options.

            11. Sellers representations and warranties.

            12. Disclosure Schedule.

            13. Vitesse representations and warranties.

            14. List of persons included in Vitesse's Knowledge.

            15. Terms of non-compete clause and list of employees undertaking non-compete clauses.

            16. Registration Rights Agreement.

            17. Deleted.

            18. Covenant of Vitesse.

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first written above.

            On behalf of Vitesse Semiconductor Corporation:


            -----------------------------------
            Name:
            Title:

            Signatures of the Sellers' and the Employees are set out in a separate document, which forms an integral part of this Agreement.


                                                                  31 March 2001
                                                         CL/cl/143233/266030-13